Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-1 Registration Statement

(Form Type)

RemSleep Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $.001 par value per share, issuable pursuant to the Quick Capital Agreement (1)(2)	Rule 457(o)	300,000,000	$0.00975	(3)	$2,925,000	$0.0001476	$431.73

Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$2,925,000		$431.73
		Total Fees Previously Paid							0
		Total Fee Offsets (4)							0
		Net Fee Due							$431.73

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices of the Registrant’s Common Stock on the OTC PINK of $0.00975 per share on January 30, 2024.

(4)	The Registrant does not have any fee offsets.